Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

November 19, 2015

Re:     OPINION OF DAVIS POLK & WARDWELL LLP – Exhibit 5.1

Delphi Automotive PLC

Courteney Road

Hoath Way

Gillingham, Kent ME8 0RU

United Kingdom

Ladies and Gentlemen:

Delphi Automotive PLC, a Jersey public limited company (the “Company”), and the guarantors listed in Schedule I hereto (the “Guarantors”), have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-207700) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $650 million aggregate principal amount of the Company’s 3.150% Senior Notes due 2020 (the “2020 Notes”) and $650 million aggregate principal amount of the Company’s 4.250% Senior Notes due 2026 (the “2026 Notes” and, together with the 2020 Notes, the “Notes”). The Notes are to be issued pursuant to the provisions of a base indenture dated as of March 10, 2015 (the “Base Indenture”) among the Company, the Guarantors, Wilmington Trust, National Association (the “Trustee”) and Deutsche Bank Trust Company Americas as registrar, paying agent and authenticating agent (the “Agent”), as supplemented by the second supplemental indenture dated as of November 19, 2015 among the Company, the Guarantors, the Trustee and the Agent (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement dated November 9, 2015 (the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named therein (the “Underwriters”). The Notes will be guaranteed by each of the Guarantors pursuant to the terms of the Indenture (the “Guarantees” and, together with the Notes, the “Securities”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all

2	November 19, 2015

documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantors that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantors as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, and the Guarantees will constitute the valid and binding obligations of the Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Company and each Guarantor, other than Delphi Corporation, is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation. In addition, we have assumed that the Indenture is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors). We have also assumed that the execution, delivery and performance by each party to each of the Indenture, the Notes and the Guarantees (collectively, the “Documents”) to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, other than as expressly covered above in respect of the Company and the Guarantors.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Jersey and the United Kingdom, we have relied, without independent inquiry or investigation, on the opinions of Carey Olsen and CMS Cameron McKenna LLP, respectively, each filed as an exhibit to a report on Form 8-K and incorporated by reference into the Registration Statement.

3	November 19, 2015

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

4	November 19, 2015

Schedule I

State or Other Jurisdiction of Incorporation or Organization
Delphi Corporation	Delaware
Delphi Automotive LLP	England and Wales
Delphi Automotive Holdings US Limited	Jersey